Exhibit 10.12

WORKOUT AGREEMENT

            This Workout Agreement (“Agreement”) is entered into by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”) and Material Technologies, Inc., a Delaware corporation (“Matech” or the “Company”) with regard to the following facts:

RECITALS

            Penn and Matech are parties to a License Agreement dated August 26, 1993, as amended by Amendment 1 dated December 17, 1997 (together, the “Amended Licensed Agreement”).  Penn and Matech are also parties to a Sponsored Research Agreement dated August 26, 1993 (the “SRA Agreement”), as amended by a Repayment Agreement dated December 17, 1997 (the “Repayment Agreement”, and together with the SRA Agreement, the “SRA/Repayment Agreement”).

            Matech desires to reach an agreement with Penn to delay payment of some of the principal debt owed, and interest accrued, and otherwise agree to the terms in this Agreement; and

            Penn, in furtherance of its education and research missions and desire to benefit society through the timely commercialization of Penn’s invention(s), is willing to postpone, temporarily, its right to pursue legal remedies against Matech in connection with the SRA/Repayment Agreement, receive certain payments from Matech, and otherwise agree to the terms in this Agreement.

            NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.         Acknowledgment of Debt Owed.  Penn and Matech acknowledge and agree that:

            (a)        as of December 31, 2004, all amounts due and owing to Penn pursuant to the SRA/Repayment Agreement is Seven Hundred Sixty Thousand Eight Hundred Thirty-One Dollars ($760,831.00) (the “Remaining Obligation”); and

            (b)        the maturity date, and all other dates upon which payments are required to be made to Penn under the SRA/Repayment Agreement are hereby modified as set forth in this Agreement.

2.         Payment Toward Obligation.

            (a)        Upon execution of this Agreement by both parties, Matech shall deliver to Penn via wire transfer the sum of Twenty-Five Thousand Dollars ($25,000), as a partial payment of the Remaining Obligation owed pursuant to the SRA/Repayment Agreement (the “Partial Payment”).

            (b)        On or before each one-year anniversary of the Agreement Effective Date (defined below), Matech shall pay Penn an additional sum equal to Twenty Five Thousand Dollars ($25,000), which will be applied toward reducing the then-current Remaining Obligation and Accrued Interest (defined below) owed.

3.         Interest Rate.  Effective January 1, 2005, simple interest shall accrue on the Remaining Obligation at the rate of one-half of one percent (0.5%) per month of the Remaining Obligation, until paid in full.  All interest that accrues after the Agreement Effective Date shall be referred to herein as the “Accrued Interest”.  The Partial Payment, and all payments made pursuant to Sections 2 and 4 of this Agreement, shall be credited first against the Remaining Obligation, and then credited against Accrued Interest.

4.         Payments.  Beginning with Matech’s Second Quarter 2005, and continuing for so long as any portion of the Remaining Obligation or Accrued Interest are outstanding, Matech shall pay, or shall cause a Matech Affiliate to pay, to Penn quarterly payments (each, the “Quarterly Payment”), toward the full payment of the Remaining Obligation and Accrued Interest.  Such Quarterly Payment shall be due to Penn by the earlier of:  (a) ten days following the filing of Matech’s quarterly Form 10-Q or Form 10-K for each year that any portion of the Remaining Obligation or Accrued Interest is outstanding; or (b) sixty (60) days after the end of the calendar quarter for any quarter in which any portion of the Remaining Obligation or Accrued Interest in outstanding.  Notwithstanding the foregoing, the Quarterly Payments shall be made only out of, and not to exceed ten percent (10%) of, Matech’s Net Income Before Extraordinary Items and Provision for Income Taxes (“Net Income”).  For purposes of this Section 4, “Net Income” shall have the same meaning as “Net Income Before Extraordinary Items and Provision for Income Taxes” as set forth in Matech’s publicly-filed quarterly and annual financial statements with the Securities and Exchange Commission or successor regulatory authority and determined by Matech’s accountant in accordance with generally accepted accounting principles consistently applied, or, in the case of an Affiliate, as “net income” determined by the Affiliate’s accountant in accordance with generally accepted accounting principles consistently applied.  If Matech or a Matech Affiliate has any Net Income for a quarter, Matech shall pay, or shall cause the Matech Affiliate or Licensee to pay, some amount to Penn as a Quarterly Payment up to the 10% of Net Income; if Matech or a Matech Affiliate does not have Net Income for the quarter, then no Quarterly Payment shall be due.

5.         Repayment Agreement Amendments.

            (a)        Sections 5, 6 and 10 of the Repayment Agreement are hereby deleted.

            (b)        In Section 8 of the Repayment Agreement, the amount “$150,000” is hereby amended to state “$300,000” and the following sentence is inserted at the end of Section 8: “In the event Mr. Bernstein’s cash salary exceeds the sum of $250,000 (excluding for this purpose any noncash benefits, options, warrants which may otherwise be reportable as salary) in any calendar year Penn shall receive, on a dollar for dollar basis, an amount equal to any cash salary received by Mr. Bernstein in excess of $250,000. For example, if Mr. Bernstein’s annual cash salary is $275,000 for 2005, in the year ending 2005 Penn shall receive the sum of $25,000 to be credited to the Remaining Obligation.” This shall cease when the debt in Section 1(a) has been paid off.

6.         New Equity Issuance and Other Equity Issues.

            (a)        Within ten business days following the Agreement Effective Date (defined below), Matech shall issue and deliver in the name of “The Trustees of the University of Pennsylvania”, that number of shares of Matech’s Class A Common Stock as will cause Penn to own and hold of record three and three-quarters percent (3.75%) of the issued and outstanding shares (excluding any and all unexercised: i) options, ii) warrants, iii) convertible debentures, or

iv) convertible securities in any form) of Matech’s Class A Common Stock as set forth on Matech’s December 31, 2004 Form 10-K (the “Penn Settlement Shares”).  Within ten business days after receiving such representations and warranties as shall be agreed upon between Matech and Dr. Campbell Laird in his individual capacity (“Laird”), Matech shall issue and deliver in the name of Dr. Campbell Laird that number of shares of Matech’s Class A Common Stock as will cause Laird to own and hold of record three-quarters of a percent (0.75%) of the issued and outstanding shares (excluding any and all unexercised: (i) options, (ii) warrants, (iii) convertible debentures, or (iv) convertible securities in any form) of Matech’s Class A Common Stock as set forth on Matech’s December 31, 2004 Form 10-K (the “Laird Settlement Shares”).  Within ten business days after receiving such representations and warranties as shall be agreed upon between Matech and Dr. Li Yuan Feng in his individual capacity (“Li”), Matech shall issue and deliver in the name of Dr. Li Yuan Feng that number of shares of Matech’s Class A Common Stock as will cause Li to own and hold of record three-quarters of a percent (0.75%) of the issued and outstanding shares (excluding any and all unexercised: (i) options, (ii) warrants, (iii) convertible debentures, or (iv) convertible securities in any form) of Matech’s Class A Common Stock as set forth on Matech’s December 31, 2004 Form 10-K (the “Li Settlement Shares”).The Penn Settlement Shares, Laird Settlement Shares, and Li Settlement Shares collectively shall be defined to be the “Settlement Shares”.

            (b)        Within ten business days following the Agreement Effective Date, Matech shall deliver to Penn an updated capitalization table setting forth the capital stock Matech is authorized to issue, the beneficial ownership of the shares of each class and series thereof and of the securities convertible, exercisable or exchangeable therefor, that are outstanding as of the Agreement Effective Date.

            (c)        The Penn Settlement Shares and all shares of Matech common stock owned and held of record on the Agreement Effective Date by Penn (collectively, the “Matech Shares”) shall be subject to a shareholder lock-up agreement as follows:
              (1)  Except as otherwise provided in Section 6(c)(2) of this Agreement, any interest in the  Matech Shares may not be voluntarily or involuntarily transferred, by operation of law or otherwise, by Penn for a period of eighteen (18) months from the Agreement Effective Date (the “Lock Up Period”).

              (2)  The prohibition in Section 6(c)(1) shall not apply to a transfer of an interest in the Matech Shares, held by Penn for the benefit of and with the restrictive legends referred to in Section 6(c)(1) above, to Dr. Campbell Laird, Dr. Li Yuan Feng or to any employee of Penn who has developed or assisted in the development of the intellectual property described in the Amended License Agreement. Notwithstanding anything contained herein to the contrary, an interest in the Matech Shares may not be voluntarily or involuntarily transferred, by operation of law or otherwise, if such transfer would result in a violation of the Securities Act of 1933, as amended (the “Act”), as may be applicable.

              (3)  An attempt to transfer an interest in the Matech Shares in violation of this Section 6 shall be void and Matech shall refuse to register the Matech Shares in question in the name of the transferee on the books of Matech.

              (4)  After expiration of the Lock-Up Period, Matech shall not object to transferring the owner of record for any of the Matech Shares from Penn to a new owner or holder of record, and shall transfer such shares on its books and records if/when Penn sells or transfers any or all of such shares in accordance with applicable federal and state securities laws.  In the event of any dispute regarding whether any particular sale or transfer would result in a violation of the Act or otherwise not be in accordance with applicable federal or state securities laws, Matech and Penn shall obtain an opinion of counsel from an attorney who otherwise does not represent either Matech or Penn and who is acceptable to both Matech and Penn, and Matech shall comply with the opinion of counsel from such attorney regarding such proposed sale or transfer of such shares on its books and records.
7.         Waiver. Penn hereby waives any and all defaults of Matech under the SRA/Repayment Agreement between the parties existing on or prior to the Agreement Effective Date, it being understood that this is a waiver of the default, and not a waiver of any amounts owed as set forth in this Agreement or a waiver of the clause itself.  The parties acknowledge and agree that Penn shall have no preemptive or anti-dilution rights of any kind after the date by which Penn receives the Penn Settlement Shares in accordance with Section 6(a) of this Agreement.

8.         Matech Representations and Warranties.  Matech hereby represents and warrants to Penn:

            (a)        that Matech and its Affiliates (as defined in the License Agreement) are duly organized, validly existing and in good standing under Delaware law, and Matech has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

            (b)        that the execution, delivery and performance of this Agreement by Matech, and the consummation by Matech of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Matech, and that this Agreement, upon execution thereof, will constitute a valid and legally binding obligation of Matech, enforceable against it in accordance with its terms;

            (c)        the execution, delivery and performance of this Agreement by Matech, and the consummation by Matech of the transactions contemplated hereby, will not: (1) conflict with or result in a breach of any provision of the charter or bylaws of Matech; (2) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority (except as disclosed in writing to Penn prior to execution of this Agreement by Matech); (3) require notice to, or the consent or approval of, any person (other than a governmental authority) that has not been obtained; (4) violate or conflict with, or result in a breach of any provision of, or constitute a default under, or give to any third party any right of termination, cancellation, amendment or acceleration under, any of the terms, conditions or provisions of any contract to which Matech or an Affiliate is a party or by which it or its assets, equity, debt or property are bound;

            (d)        the Penn Settlement Shares, when issued and delivered in accordance with the terms of this Agreement, have been duly and validly issued, fully paid and nonassessable; are free of any liens, options, encumbrances, and adverse claims or restrictions; and, assuming the accuracy of Penn’s representations and warranties in this Agreement, are issued in compliance with Regulation D, Rule 506 under the Securities Act of 1933, as amended and the regulations promulgated thereunder (the “1933 Act”);

            (e)        there are no restrictions on the transfer of the Penn Settlement Shares imposed by Matech’s charter documents, any agreement to which Matech is a party, or any court or government order, other than restrictions imposed by relevant federal and state securities laws and this agreement; and

            (f)        with a view to making available the benefits of certain SEC rules permitting certain sales of the Penn Settlement Shares to the public without registration, Matech will make and keep public information available (as those terms are understood in Rule 144 under the 1933

Act); and use reasonable efforts to file in a timely manner any reports required to be filed with the SEC.

9.         Penn’s Representations and Warranties.  Penn hereby represents and warrants to Matech:

            (a)        that Penn and its Affiliates (as defined in the License Agreement) are duly organized, validly existing and in good standing under Pennsylvania law, and Penn has all requisite power and authority to enter into this Agreement and perform its obligations hereunder;

            (b)        that the execution, delivery and performance of this Agreement by Penn, and the consummation by Penn of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Penn, and that this Agreement, upon execution thereof, will constitute a valid and legally binding obligation of Penn, enforceable against it in accordance with its terms;

            (c)        the execution, delivery and performance of this Agreement by Penn, and the consummation by Penn of the transactions contemplated hereby, will not: (1) conflict with or result in a breach of any provision of the charter or bylaws of Penn; (2) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority (except as disclosed in writing to Matech prior to execution of this Agreement by Penn); (3) require notice to, or the consent or approval of, any person (other than a governmental authority, Laird and Li) that has not been obtained; (4) violate or conflict with, or result in a breach of any provision of, or constitute a default under, or give to any third party any right of termination, cancellation, amendment or acceleration under, any of the terms, conditions or provisions of any contract to which Penn or an Affiliate is a party or by which it or its assets, equity, debt or property are bound.

            (d)        Penn has such knowledge and experience in financial and business matters so as to be capable of evaluating and understanding, and has evaluated and understood, the merits and risks of an investment in the Company and the acquisition of the Penn Settlement Shares, and Penn has been given the opportunity to (1) obtain information and to examine documents relating to the Company and the Company’s business, to (2) ask questions of, and to receive answers from, the Company concerning the Company, the Company’s business and the terms and conditions of an investment in the Company, and to (3) obtain any additional information, to the extent the Company possesses such information or could acquire such information without unreasonable effort or expense, necessary to verify the accuracy of any information previously furnished.  All information and documents, records and books pertaining to an investment in the Company which Penn has requested have been made available to Penn.

            (e)        The Penn Settlement Shares are being acquired by Penn for Penn’s own account, for investment and not with a view to, or in connection with, any public offering or distribution of the same and without any present intention to sell the same at any particular event or circumstances.  Penn has no agreement or other arrangement with any person to sell, transfer or pledge any part of the Penn Settlement Shares which would guarantee Penn any profit or provide any guarantee to Penn against any loss with respect to the Penn Settlement Shares.

            (f)        Penn understands that no federal, state or other governmental agency of the United States or any other territory or nation has passed on or made any recommendation or endorsement of an investment in securities of the Company.

            (g)        Penn understands that the Penn Settlement Shares have not been registered under the United States Securities Act of 1933, as amended (the “Act”) or applicable state or other securities laws, and the Penn Settlement Shares are offered and sold under an exemption from registration provided by such laws and the rules and regulations thereunder; further, Penn understands that the Company is under no obligation to register the Penn Settlement Shares or to comply with any applicable exemption under any applicable securities laws with respect to the Penn Settlement Shares.  Penn also understands that the exemption provided by Rule 144 under the Act may not be available because of the conditions and limitations of such Rule, and that in the absence of the availability of such Rule, any disposition by Penn of any portion of the Penn Settlement Shares may require compliance with some other exemption under the Act.

            (h)        Penn has been informed that legends referring to the restrictions indicated herein are placed on the certificate(s) evidencing the Penn Settlement Shares held by Penn.

            (i)         Penn agrees that the foregoing representations and warranties will survive the transfer of the Penn Settlement Shares to Penn, as well as any investigation made by any party relying on same.

            (j)         Penn is an “accredited investor” as such term is defined in Regulation D promulgated under the Act.

10.       Material Breach.  In the event Matech fails to remit, or fails to cause its Affiliate or Licensee to remit, any payment due under Section 2 or 4, Penn shall deliver a written notice to Matech, demanding payment.  If such payment is not paid to Penn within sixty (60) days after the date of such written notice (the “Due Date”), in addition to any other rights and remedies Penn may have at law or in equity:

            (a)        Penn shall have the right to immediately file suit to enforce the terms of this Agreement; and

            (b)        Penn shall have the right, but not the obligation, to terminate the Amended License Agreement, effective as of a date selected by Penn at least sixty (60) days after the Due Date, by delivering a notice of termination of the Amended License Agreement to Matech at least thirty (30) days prior to the selected effective date of such termination of the Amended License Agreement.

11.       Miscellaneous.

            (a)  Capitalized terms not defined in this Agreement shall have the meaning set forth in the SRA/Repayment Agreement or the Amended License Agreement, as the case may be.  In particular, and not in limitation of the generality of the foregoing sentence, when used in this Agreement, the capitalized terms “Licensee” and “Affiliate” shall have the same definition and meaning as that set forth in the Amended License Agreement.

            (b)        Except as expressly set forth in this Agreement, none of the terms of the SRA/Repayment Agreement shall be deemed amended hereby, and each of the Amended License Agreement and SRA/Repayment Agreement shall remain in full force and effect, except as expressly amended by this Agreement.

            (c)        There are no express or intended third party beneficiaries pursuant to this Agreement.

            (d)        This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party.  Any waiver must be express and in writing.  No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach.  Unless otherwise specified, all remedies are cumulative.

            (e)        This Agreement, and any of the rights or obligations hereunder, shall not be assigned or transferred, either directly or by merger or operation of law, without the prior written consent of the other party hereto.  Any purported assignment or transfer without such prior written consent of the other party hereto shall be null and void.  Any permitted assignee must agree in writing to be legally bound by this Agreement as one, but not the only, condition of any consent granted for such assignment.

            (f)        Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Address for Notices listed below the signatures on this

Agreement, and delivered: (1) by recognized overnight courier service, charges prepaid; (2) by U.S. mail with postage prepaid and a return receipt requested; or (3) by facsimile with delivery acknowledged.  The addresses for Notices pursuant to the Amended License Agreement and the SRA/Repayment Agreement are hereby amended to reflect the Notice information listed below the signatures on this Agreement.

            (g)        If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect, and such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

IN WITNESS WHEREOF, the parties have executed this Agreement, through duly authorized representatives, as of this 15th day of August, 2005 (the “Agreement Effective Date”).

“PENN” THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA	“MATECH” MATERIAL TECHNOLOGIES, INC.

By: Perry B. Molinoff	By: Robert M. Bernstein
Vice Provost for Research	President and Chief Executive Officer

Address for Notices:

University of Pennsylvania Center for Technology Transfer 3160 Chestnut Street, Suite 200 Philadelphia, PA 19104-6283 Attn.: Managing Director	11661 San Vicente Blvd., Suite 707 Los Angeles, CA 90049 Attn.: President and Chief Executive Officer

With a copy to: University of Pennsylvania Office of the General Counsel 133 South 36th Street, Suite 300 Philadelphia, PA 19104-3246 Attn.: Associate General Counsel--CTT